Exhibit 10.10

Date:	20___

To:

From:	Tim Conver

Subject:	FY 20___ Bonus Plan
This will confirm your participation in the Management Bonus Plan (you will not participate in the Employee Bonus Plan), which is part of the 2006 Incentive Award Plan. Your Management Bonus Plan is based                     % on [target criteria].

Bonus Amount	% Bonus
at 100% Performance	Based on [target criteria]

$	___%
The [target criteria] target is $                    .
The bonus pay-out for performance over and under target will vary: 100% bonus at 100% target, 125% bonus at 125% target, 50% bonus at 75% target. No bonus will be earned below 75% performance and no additional bonus will be earned above 125% performance. Bonuses will not be paid until after the financial audit is complete, usually not before 7/15, and you must be an employee at the time of pay-out to be eligible for the bonus plan. This plan can be modified by management.